Exhibit 99.1

Rex Energy Corporation Adds Board Member

STATE COLLEGE, Pa., Oct 25, 2010 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) (Nasdaq: REXX) is pleased to announce John J. Zak has joined the company’s board of directors. Mr. Zak is a partner in the law firm of Hodgson Russ L.L.P. in the firm’s Corporate & Securities Practice Group. Mr. Zak has 25 years of experience in North American capital markets and concentrates his practice in U.S. securities regulation and compliance, mergers and acquisitions, and corporate law and governance. Mr. Zak received his Bachelor of Arts degree in Political Science and Philosophy from the University of Buffalo, State University of New York and J.D. from Cornell Law School.

Lance Shaner, Chairman of the Board and Interim Chief Executive Officer of Rex Energy, commented, “I am extremely pleased to welcome Mr. Zak to Rex Energy. We welcome his years of experience in the capital markets and with public companies to help guide Rex Energy’s growth and development.”

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois, Appalachian and Denver-Julesburg Basins in the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com